Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Research Solutions, Inc., a Nevada corporation (the “Company”);

WHEREAS, Peter Derycz (“Derycz”), Bristol Investment Fund, Ltd., a Cayman Islands exempted company (“Bristol Fund”), Bristol Capital Advisors, LLC, a Delaware limited liability company (“BCA”), Paul Kessler (together with Bristol Fund and BCA, “Bristol”), Janice Peterson, and Andrew Ritter wish to form a group for the purposes of working together to enhance shareholder value at the Company and taking all actions necessary to achieve the foregoing, including seeking representation on the Board of Directors of the Company (the “Board”) at the 2023 annual meeting of members and shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”).

NOW, IT IS AGREED, this 16th day of August 2023 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, if applicable. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       For so long as this agreement is in effect, no party to this agreement shall (i) purchase or acquire any beneficial ownership over, or (ii) sell or dispose of any beneficial ownership over, any securities of the Company without the prior consent of each of Derycz and Bristol, and each party hereto agrees that he/she/it shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without receiving such prior written consent. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act. Notwithstanding the foregoing, no party hereto is required to receive prior written consent for the acquisition of any security that such party receives in connection with their employment at or service to the Company.

3.       Each of the undersigned agrees to form the Group for the purpose of working together to enhance shareholder value at the Company, including taking such actions necessary or advisable to achieve the foregoing, including soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting.

4.       Each of Derycz and Bristol Fund agree to jointly pay all out-of-pocket costs and expenses incurred in connection with the Group’s activities set forth in Section 3 based on Derycz’s and Bristol’s pro rata share of their aggregate ownership of the Company’s common stock, $0.001 par value per share (“Common Stock”), which shall be advanced by Bristol Fund. Derycz shall repay Bristol Fund for his share of all such out-of-pocket costs and expenses in cash or shares of Common Stock, or a combination thereof, at Derycz’s discretion, no later than the earlier of (i) 30 days after the conclusion of the Group’s activities set forth in Section 3 or (ii) December 31, 2023, or as otherwise agreed to by the parties. Any such repayment in Common Stock will be based on a trailing five day volume weighted average price of the Common Stock. Any reimbursement from the Company regarding the costs and expenses paid pursuant to this Section 4 shall be allocated to Derycz and Bristol in proportion to the costs and expenses paid pursuant to this Section 4.

5.       Each of the undersigned agrees that any SEC filing, press release, public shareholder communication or Company communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be mutually agreeable among Derycz and Bristol. Such parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/she/it deems appropriate, in his/her/its sole discretion, provided that all such purchases and sales are made in compliance with this agreement and all applicable securities laws.

7.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the Group’s activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/her/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by email to Kenneth Mantel at Olshan Frome Wolosky LLP (“Olshan”), email: kmantel@olshanlaw.com. For the avoidance of doubt, to the extent Bristol terminates its obligations under this agreement prior to the conclusion of the activities set forth in Section 3, Bristol Fund shall no longer be obligated to pay, in advance or otherwise, any out-of-pocket costs or expenses incurred in connection with the Group’s activities set forth in Section 3 following such termination.

10.       Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.       Each party hereto acknowledges that Olshan shall act as counsel for both the Group and Derycz and Bristol relating to their investment in the Company.

12.       The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

13.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

/s/ Peter Derycz
Peter Derycz

Bristol Investment Fund, Ltd.

By:	/s/ Paul Kessler
	Name:	Paul Kessler
	Title:	Director

Bristol Capital Advisors, LLC

By:	/s/ Paul Kessler
	Name:	Paul Kessler
	Title:	Chief Executive Officer

/s/ Paul Kessler
Paul Kessler

/s/ Janice Peterson
Janice Peterson

/s/ Andrew Ritter
Andrew Ritter